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                                                                   Exhibit 10.19

July 18, 2000

Mr. Simon Srybnik,
Chairman of the Board
Life Sciences Inc.
2900 72nd Street North
St. Petersburg, Florida USA

Dear Mr. Srybnik,

This communication constitutes a side-letter to a Letter of Intent to form a joint venture with Life Sciences and Beijing Aokai Automation System engineering Co., executed by Vamed Medical Instrument Co. Ltd, of which the undersigned all serve as Directors and/or Officers.

In the discussions on the formation of the Joint Venture that related to capitalization, we recognized that the registered and total capital of the joint venture in proportion to their holdings of equity in the joint venture posed an extraordinary financial burden on Life Sciences. This burden became all the more burdensome between the parties to the joint Venture because of the requirement in prior agreements for Life Sciences to maintain a defined share of the holdings in the Joint Venture. This requirement combined with the substantial discount (75%) required by Chinese law on the value of the intellectual property contributed to a joint venture by its stockholders further increased the burden on Life Sciences. Because of our recognition of the absolute necessity for Life Sciences to honor covenants with respect to minimum holdings in entities that employ the intellectual property and our understanding of the critical role of the same intellectual property in both the formation of the Joint Venture as well as to its Business Plan, we have made the proposal set out below and we are prepared to implement it within the time frame set out in the proposal.

PROPOSAL

The undersigned will acquire shares of the common stock of Life Sciences, Inc., the sale price of which in aggregate will total US$ 150,000 or US$ 50,000 for each of the undersigned. The price per share that we will pay for the stock will be the closing price of the stock on the date on which the Business Certificate for the Joint Venture is issued or $ 0.75 per share whichever is greater.

The purchasers will be indemnified against loss of the value of their investment to the extent that on the 3rd anniversary of the date of the stock purchase, if the closing price of the Life Sciences common stock does not exceed the purchase price by 100% Life Sciences shall issue additional shares of common stock to the purchasing group in an amount that when summed with the number of shares in the original purchase and multiplied times the closing prices will equal US$300,000.

The date of the execution of the initial purchase of the common stock of LSI will be the date of issuance of the Business Certificate of the joint venture Company.

Sincerely,                                      CONFIRMED AND AGREED:
                                                LIFE SCIENCES, INC.
/s/ Ji Ma
-------------------------
Ji Ma
                                                /s/ Simon Srybnik
                                                ----------------------------
                                                Simon Srybnik
/s/ Xi-chang Li                                 Chairman of the Board
-------------------------
Xi-chang Li

/s/ Zhengseng Zheng
-------------------------
Zhenseng Zheng